                                                                                                                                                                                                                                EXHIBIT 10.13

** Confidential portions have been omitted pursuant to a request for confidential treatment by Haverty Furniture Companies, Inc. pursuant to Rule 24B-2 under the
Securities Exchange Act of 1934.

Execution Version

AMENDED AND RESTATED
RETAILER PROGRAM AGREEMENT
Haverty’s Furniture

THIS AMENDED AND RESTATED RETAILER PROGRAM AGREEMENT (the “Agreement”) is made as of November 5, 2013 (the “Effective Date”) by and between GE Capital Retail Bank (formerly known as GE Money Bank), a federal savings bank located at 170 West Election Road, Suite 125, Draper, Utah, 84020 (“Bank”), and Haverty Furniture Companies, Inc., a Maryland corporation located at 780 Johnson Ferry Rd NE, Suite 800, Atlanta, Georgia 30342-1434 (“Retailer”).

A.           Retailer and Bank are parties to that certain Amended and Restated Retailer Program Agreement, dated as of December 30, 2010 (as amended, modified or restated from time to time, the “Prior Program Agreement”), pursuant to which Bank has made consumer credit available to qualified customers of Retailer for the purchase of goods and services from Retailer (the “Prior Program”).

B.           Bank is willing to continue to offer the customized open-end consumer credit program made available under the Prior Program to qualified customers of Retailer on the terms set forth in this Agreement (including any successor program thereto, the “Program”).

C.           Under the Program, (i) customers may finance the purchase of goods and services provided by Retailer and (ii) Retailer will accept credit cards issued under the Program (“Cards”) and will process applications and credit transactions for credit accounts established by Bank (“Accounts”).  The Program is intended to be used by Cardholders for purchases made primarily for personal, family or household use and Bank does not intend to extend credit under the Program for purchases made primarily for commercial and business purposes.

NOW, THEREFORE, in consideration of the following terms and conditions and for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Bank and Retailer agree as follows:

1. Effect on Prior Program Agreement.  Bank and Retailer hereby agree that this Agreement shall amend, restate and replace in its entirety the terms and conditions of the Prior Program Agreement as of the date hereof, and that this Agreement shall hereafter govern for all purposes the relationship of the parties with respect to the offering of revolving consumer credit to qualifying customers of Retailer, as contemplated herein.  Without limiting the foregoing, Bank and Retailer agree that (i) Bank shall have no liability for any obligation of the CitiFinancial Retail Services Division of Citicorp Trust Bank, fsb (including any predecessor thereto) under that certain CitiFinancial Retail Services Dealer Agreement, dated as of September 25, 2001 (the “Citi Program Agreement”) (which the Prior Program Agreement amended and restated), to the extent the basis therefor arose prior to the effective date of the Prior Agreement, and the CitiFinancial Retail Services Division of Citicorp Trust Bank, fsb shall remain solely liable for all such obligations; (ii) Bank shall be fully responsible and liable for the fulfillment of all of its obligations from and after the Effective Date of this Agreement; and (iii) all Accounts, Accountholders, Accountholder Information and Charge Transaction Data arising under or accruing in connection with the Prior Program Agreement shall be subject to and governed by this Agreement on and after the Effective Date of this Agreement.

** Confidential portions have been omitted pursuant to a request for confidential treatment by Haverty Furniture Companies, Inc. pursuant to Rule 24B-2 under the Securities Exchange Act of 1934.

2. Bank’s Obligations.  Bank’s obligations include the following:

(a)           Extend consumer credit to qualified customers of Retailer in accordance with this Agreement;

(b)           Establish and administer the Program in accordance with all applicable laws and the terms and conditions of this Agreement and the Operating Procedures (as defined below);

(c)           Provide a point-of-sale process for Retailer to use to enter customer applications and Card transactions for authorization and processing;

(d)           Develop and provide to Retailer, a guide or manual which (i) shall set forth instructions on how to submit and process transactions, as well as other relevant Program information (the “Operating Procedures”);

(e)           Provide to Retailer the approved forms of credit disclosures (credit applications, terms, privacy policies) and updates as they are published; and

(f)           Contact Retailer in the event of any dispute requiring support from Retailer to resolve, which is made by an individual who has an Account under the Program (“Accountholder”).

(g)           Establish (and modify from time to time) the credit criteria used to evaluate applications for Accounts;

(h)           Prepare and mail periodic billing statements to Accountholders;

(i)           Establish and administer an online bill payment system for Accountholders;

(j)           Produce and distribute Cards and Card carriers in accordance with the design initially provided by Retailer; provided that if Retailer thereafter wishes to modify its design from time to time, Retailer shall reimburse Bank for its cost with respect to any unused Card or Card carrier stock;

(k)           In the event that, contrary to the intent of the parties, Accountholders contact Retailer with disputes, cooperate in the resolution of such disputes; provided that with respect to Account-related disputes, Retailer shall direct Accountholders to contact Bank and Bank shall attempt to resolve any such dispute reported by an Accountholder relating to an Account.

3. Retailer’s Obligations.  Retailer’s obligations include the following:

(a)           Honor the Card as a method of payment for purchases and display point-of-sale signage (subject to Retailer’s approval of the content of such signage) relating to the Program which is distributed or approved by Bank;

(b)           Promote, accept and process Account credit applications from customers in accordance with this Agreement and the Operating Procedures (e.g., ensure that requested fields are completed, verify identification, provide required terms and disclosures, etc.), without discrimination of any kind;

(c)           Process only bona fide charges and credits and transmit them to Bank in the required format, as set forth in the Operating Procedures;

(d)           Ensure that all written information about the Program (other than Bank’s printed terms and approved written credit disclosures) developed by Retailer, and all Program advertising conducted by Retailer, which is provided or directed to prospective applicants, customers and Accountholders is accurate and legally compliant in all material respects, and refer prospective applicants and customers to the printed Program terms for detailed information;

** Confidential portions have been omitted pursuant to a request for confidential treatment by Haverty Furniture Companies, Inc. pursuant to Rule 24B-2 under the Securities Exchange Act of 1934.

    (e)           Except for Retailer-Generated Materials (as defined in Section 21(g)(ii)) approved by Bank pursuant to Section 21(g)(ii), Retailer will only use documents, forms, terms and conditions, and other similar content in connection with the Program that were provided to Retailer by Bank (and in each case only the latest version), and in the manner directed by Bank, and Retailer will not modify any such Bank-provided documents, forms, terms and conditions, or other similar content without Bank’s prior written consent, which consent shall not be unreasonably withheld or delayed.  In addition, Retailer will cooperate in a commercially reasonable manner with Bank to coordinate implementing changes to such Bank-provided documents, forms, terms and conditions, and other similar content used in connection with the Program based on actual or anticipated changes in applicable law, as determined by Bank;

(f)           Cooperate in the resolution of any Accountholder disputes; respond within twenty (20) days to any dispute forwarded to Retailer from Bank, and; forward to Bank promptly after receipt by Retailer copies of any communication relating to an Account received from any person;

(g)           Obtain an authorization code from Bank on all transactions prior to submission, and call Bank’s voice authorization facility prior to completion of a transaction in any case involving suspicious or unusual circumstances, including those in which the signature on the sales slip does not match the signature on the Card;

(h)           Maintain legally compliant return and exchange policies, and ensure that any material restriction or limitation is clearly and conspicuously disclosed to customers;

(i)           Comply in all material respects with applicable laws, the terms of this Agreement, the Operating Procedures (as such Operating Procedures may be modified or updated from time to time by Bank), and other bulletins provided to Retailer from time to time;

(j)           Train relevant personnel sufficiently so as to be able to properly fulfill Retailer’s responsibilities under the Program, it being understood that (i) Bank may develop and shall bear the cost associated with the production of any training materials for the Program and that Bank may administer programs to instruct the trainers responsible for administering the training contemplated hereunder at times and locations to be mutually agreed upon by the parties and (ii) Retailer shall not offer any incentives to Retailer’s employees in connection with the Program (e.g., spiffs for Account origination) without Bank’s prior written approval of the terms, conditions and procedures applicable to any such incentive;

(k)           Deliver all goods and/or services covered by any charge processed under Section 4 prior to the time the charge is processed; and

(l)           Maintain a reference to the Program on the homepage of Retailer’s website notifying users of the availability of the Program, the language of which reference shall be subject to the reasonable approval of Bank.

4. Settlement Process/Payment for Charges.

(a)           As part of Retailer’s obligations to Bank in connection with the Program, Retailer agrees to transmit to Bank, promptly, but in any event, no longer than three (3) days after the transaction date, complete information about all charges and credits to Accounts (“Charge Transaction Data”) occurring since the immediately previous transmission, as provided in the Operating Procedures.  If Charge Transaction Data is received by Bank’s processing center before 6:00 p.m. (eastern time) on any business day, Bank will process the Charge Transaction Data and initiate payment on the next business day thereafter.  If the Charge Transaction Data is received after 6:00 p.m. (eastern time) on any business day, or at any time on a day other than a business day, Bank will process the Charge Transaction Data and initiate payment on the second business day thereafter.  Upon receipt of the Charge Transaction Data, and provided Retailer is not in default under this Agreement, Bank will initiate the funding transfer as provided for above to a bank account designated by Retailer the total amount of all charges reflected in such Charge Transaction Data, less the total of (i) any credits reflected in such Charge Transaction Data, (ii) any amounts being charged back to Retailer, (iii) any Retailer Fees (and/or corrections to any such fees based on erroneous information submitted by Retailer), unless Bank elects to separately bill Retailer for such fees, and (iv) at Bank’s option, any other amounts which may be owed by Retailer to Bank.  If at any time, the amount Bank owes Retailer is less than the amount Retailer owes Bank, Retailer agrees to pay Bank the net difference.  Retailer hereby authorizes Bank to initiate ACH credits and debits to Retailer’s designated bank account for purposes of settling transactions hereunder, and making necessary adjustments and initiating payments due to Bank from Retailer hereunder.

(b)           Notwithstanding any other provision of this Agreement, Bank will have the right to net, setoff or recoup any undisputed amounts due to it under this Agreement against any amounts owing to Retailer under this Agreement upon providing not less than thirty (30) days’ written notice (together with an accounting) to Retailer; provided that such notice requirement shall not apply to the settlement provisions of clauses (i), (ii) and (iii) of Section 4(a) above.

** Confidential portions have been omitted pursuant to a request for confidential treatment by Haverty Furniture Companies, Inc. pursuant to Rule 24B-2 under the Securities Exchange Act of 1934.

(i)           With respect to the settlement provisions of clauses (i), (ii) and (iii) of Section 4(a) above, Retailer shall have thirty (30) days following the date of Retailer’s receipt of the daily settlement statement from Bank to notify Bank in writing of Retailer’s objection to any amounts netted or setoff by Bank as reflected in such daily settlement statement.

(ii)           With respect to the settlement provisions of clause (iv) of Section 4(a) above, Retailer shall have thirty (30) days from the date of receipt of Bank’s notice within which to notify Bank in writing of Retailer’s objection to such amount. Bank and Retailer shall use commercially reasonable efforts to resolve any disputes relating to any such amounts hereunder and Bank hereby agrees that no setoff or recoupment shall be made in respect of any disputed amounts.  Upon resolution of any such dispute, Bank may net such undisputed amount against the settlement payment due Retailer pursuant to clause (iv) of Section 4(a).

Nothing in this Section 4(b) or any other provision of this Agreement is intended to limit either party’s common law rights of setoff and recoupment.  Each party further acknowledges that, for purposes of determining their rights of recoupment hereunder, Retailer’s payment obligations to Bank hereunder, including Bank’s right to receive chargebacks and credits under this Agreement, and Bank’s obligation to settle with Retailer for Charge Transaction Data pursuant to the preceding Section 4(a) shall be deemed to be a “single integrated transaction”.

(c)           Retailer will not process any charge for more than the sale price of the goods or services (including taxes) or impose any surcharge on transactions made under the Program, and will not require the Accountholder to pay any part of any charge assessed by Bank to Retailer, whether through any increase in price or otherwise, or to pay any contemporaneous finance charge in connection with the transaction charged to an Account.

(d)           In-Store Payments.  Except as set forth below in this Section 4(d), Retailer will (x) not accept any payments from an Accountholder for charges billed on an Account, and will instead refer the Accountholder to Bank’s payment address, (y)  hold in trust for Bank any Accountholder payment Retailer inadvertently receives and immediately forward such payment to Bank for processing, and (z) make available to Accountholders at all of Retailer’s store locations the address to be used for payment on Accounts to be made directly to Bank. Additionally, Retailer hereby grants Bank a limited power of attorney to cash and retain for its own account any Accountholder payments on Accounts which are erroneously made out to Retailer. The foregoing notwithstanding, upon the establishment of procedures governing Retailer’s receipt and processing In-Store Payments (as defined below), which procedures must be reasonably acceptable to Bank, during the Term (except as provided below), Retailer may accept In-Store Payments at any of its store locations.  In addition to the procedures developed by Bank and Retailer with respect to Retailer’s receipt and processing of In-Store Payments, the following shall also apply to In-Store Payments:

** Confidential portions have been omitted pursuant to a request for confidential treatment by Haverty Furniture Companies, Inc. pursuant to Rule 24B-2 under the Securities Exchange Act of 1934.

(i)           Retailer agrees that it will receive and hold all In-Store Payments in trust for Bank.  Retailer shall, as necessary, provide proper endorsements on the applicable tender type.

(ii)           Bank grants to Retailer a limited power of attorney (coupled with an interest) to sign and endorse Bank’s name upon any form of payment that may have been issued in Bank’s name in respect of any Account.

(iii)           Retailer shall notify Bank upon receipt of any In-Store Payment, indicate the tender type of such In-Store Payment (e.g. cash or check) and include the Charge Transaction Data related to such In-Store Payment in the Charge Transaction Data transmitted to Bank the day immediately following Retailer’s receipt of such In-Store Payment.

(iv)           Retailer shall issue receipts for In-Store Payments in compliance with the procedures developed by the parties and applicable law.

If at any time, based upon Bank’s good faith interpretation of any applicable law (as defined in Section 21(g)(iii)), Bank determines that, as a result of such applicable law, Retailer’s acceptance of In-Store payments is detrimental to the interests of Bank, then, at Bank’s request, Retailer shall cease accepting In-Store payments and shall direct Accountholders to make all payments in respect of Accounts directly to Bank.  As used in this Section, “In-Store Payment” means a payment on an Account made by the applicable Accountholder (or any person acting on behalf of such Accountholder) to Retailer, for the benefit of Bank, at a Retailer store location.”

5. Bank to Extend Credit.

(a)           Accountholder Terms.  Bank, in its discretion, may establish and modify, from time to time, (i) the ordinary finance charge rates applicable to credit extended to Accountholders and (ii) all other terms upon which credit will be extended to Accountholders, including without limitation, repayment terms, default finance charges, late fees, overlimit charges, returned check charges, and other ordinary fees and charges.

(b)           Credit Review Point.  Bank shall provide an internal credit allocation for the Program in the amount of the Credit Review Point.  Bank shall not be obligated to make any extension of credit under the Program if, after such extension, the aggregate indebtedness for all Accounts would exceed the Credit Review Point then in effect.  If, at any time during the term of this Agreement, the aggregate indebtedness with respect to all Accounts equals or exceeds [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission] of the Credit Review Point then in effect (“CRP Threshold Date”), Bank will (i) promptly, and in any event within thirty (30) days, notify Retailer, (ii) review the Program and the Credit Review Point, and (iii) either increase the then existing Credit Review Point or leave such Credit Review Point at its existing level.  Bank will select one of the foregoing options in clause (iii) within sixty (60) days after such CRP Threshold Date, and will give Retailer written notice of such election, including, in the case of an election to increase the Credit Review Point, the amount of such increase.  If at any time Bank notifies Retailer of its election not to increase the then applicable Credit Review Point pursuant to this Section, Retailer shall have the termination rights set forth in Section 17(b)(ii).  For the purposes of this Agreement, “Credit Review Point” [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission] or such other higher amount as Bank, in its discretion, may from time to time specify to Retailer in writing.

** Confidential portions have been omitted pursuant to a request for confidential treatment by Haverty Furniture Companies, Inc. pursuant to Rule 24B-2 under the Securities Exchange Act of 1934.

(c)           Credit Criteria.  Bank shall establish in its discretion and may modify from time to time any or all of the credit criteria used in evaluating applicants under the Program (including, without limitation, the creditworthiness of individual applicants, the range of credit limits to be made available to individual Accountholders, and whether to suspend or terminate the credit privileges of any Accountholder).  Bank shall not administer or otherwise apply its credit criteria to Account applicants and Accountholders in an unlawful or illegal manner.  Bank will notify Retailer of any changes to the credit criteria used for the Program which, in Bank’s reasonable opinion, could reasonably be expected to have a material adverse effect on the Program and will consult with Retailer regarding any such changes.

6. [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission].

[**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission]

(b)            In connection with all credit-based promotions and non-promotional credit offers, Retailer agrees to pay to Bank the Retailer Fees applicable to each submission to Bank of Charge Transaction Data.

(c)           [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission]

(d)           If Bank and Retailer agree to offer any additional credit-based promotions not included on Schedule 6(a), Bank will establish in writing, with acknowledgment by Retailer, the Retailer Fee Percentage applicable to the calculation of the Retailer Fee payable by Retailer for qualifying purchases, as well as such other terms and conditions as the parties shall agree.  Bank’s approval of any billing and credit terms for any promotion is not intended to be and will not be construed to be an approval of any materials used in advertising or soliciting participation in such promotion.

(e)           [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission]

Each adjustment to the Retailer Fee Percentages pursuant to this Section 6(e) shall be applied prospectively only.  For clarification purposes only, examples of the foregoing calculations are set forth on Schedule 6(e).

[**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission]

(f)           [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission]

(g)           If, as of the end of any calendar quarter, the amount of Internet Related Purchases (as defined in Section 6(h)), exceeds [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission] (as defined in Section 6(h)) for such quarter, then Bank shall have the right to create separate Retailer Fee Percentages for each then existing credit based promotion with respect to (i) purchases subject to promotional terms made through the internet, and (ii) purchases subject to promotional terms made on Accounts the applications for which were processed through the internet.  Thereafter, (x) such revised Promotional Rates shall apply to all Internet Related Purchases until further adjusted pursuant to this Section 6(g), and (y) following the end of each subsequent calendar quarter, Bank may make further adjustments to the Retailer Fee Percentages for Internet Related Purchases which, in Bank’s reasonable determination, are necessary to reflect the performance of the Accounts on which Internet Related Purchases were made.  [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission]

** Confidential portions have been omitted pursuant to a request for confidential treatment by Haverty Furniture Companies, Inc. pursuant to Rule 24B-2 under the Securities Exchange Act of 1934.

(h)           For the purposes of this Agreement, the following terms have the following meanings: “Base Twelve Month LIBOR” means [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission]; “Internet Related Purchases” means, without duplication, Net Program Sales for any period, attributable to purchases (x) conducted through the internet (excluding purchases made through in-store kiosks) during such period, plus (y) financed during such period (regardless of the purchase channel) on all Accounts the applications for which were processed through the internet (excluding applications processed through in-store kiosks) at any time; “Net Program Sales” means, for any given period, the aggregate amount of sales to Cardholders resulting in charges to Account during such period less aggregate credits to Accounts during such period, in each case reflected in Charge Transaction Data; “Retailer Fee” means (A) in the case of the fee applicable to each purchase pursuant to a credit-based promotion, the product of (i) the applicable promotional Retailer Fee Percentage, multiplied by (ii) the amount of the charge subject to the promotion; and (B) in the case of the fee applicable to each purchase not subject to a credit-based promotion, the product of (i) the applicable non-promotional Retailer Fee Percentage, multiplied by (ii) the amount of all such charges, less the amount of all credits pertaining to non-promotional charges.   “Retailer Fee Percentage” means the percentage set by Bank used in calculating the Retailer Fee payable in connection with each submission by Retailer to Bank of Charge Transaction Data pertaining to a promotional or non-promotional purchase.  “Twelve Month LIBOR” means, for any date, the twelve (12) month “London Interbank Offered Rate” (LIBOR) as published in The Wall Street Journal in its “Money Rates” section (or if The Wall Street Journal shall cease to be published or to publish such rates, in such other publication as Bank may, from time to time, specify) on such date, or if The Wall Street Journal is not published on such date, on the last day before such date on which The Wall Street Journal is published whether or not such rate is actually ever charged or paid by any entity.

(i)           (x) In accordance with Section 6(i)(y) below, each Program Quarter (as defined below) Bank will pay to Retailer an amount (each such payment, a “Volume Rebate”) equal to Net Program Sales for such Program Quarter multiplied by (i) if Net Program Sales for such Program Quarter are less than [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission]), (ii) if Net Program Sales for such Program Quarter are equal to or greater than [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission] but less than[**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission] but only on that portion of Net Program Sales between [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission] or (iii) if Net Program Sales for such Program Quarter are equal to or greater than [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission] but only on that portion of Net Program Sales in excess of [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission].  For clarity, (A) Retailer shall not receive a Volume Rebate for Net Program Sales below [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission], and (B) the percentages set forth in clauses (ii) and (iii) above shall only apply to that portion of Net Program Sales set forth in such clauses.  As used in this Section 6(i), “Program Quarter” means a period of  three (3) consecutive months, with the first such period beginning June 1, 2013 [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission].

(y)  Provided that no event has occurred which would allow Bank to terminate the Agreement under Section 17(b) as a result of an ongoing breach of this Agreement by Retailer, Bank shall pay any Volume Rebate due under clause (x) above within thirty (30) days after the end of each Program Quarter during the Term, with the first such payment being due for the Program Quarter ending on August 31, 2013; provided that such first payment will be paid by Bank within thirty (30) days after the Effective Date.

** Confidential portions have been omitted pursuant to a request for confidential treatment by Haverty Furniture Companies, Inc. pursuant to Rule 24B-2 under the Securities Exchange Act of 1934.

(z)  In addition to the payments contemplated under clause (x) above, solely with respect to the Program Quarter that ended as of May 31, 2013, Bank shall pay to Retailer an amount equal to that portion of Net Program Sales for such Program Quarter in excess of [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission].  For clarity, Retailer shall not receive a Volume Discount payment for Net Program Sales below [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission].  Bank shall make such payment within thirty (30) days after the Effective Date of this Agreement[**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission].

7. Credit Applications.  Retailer will follow in all material respects all procedures provided to it by Bank in taking and immediately submitting to Bank credit applications for Accounts, will ensure that all credit applications processed at the point of sale are signed in person by the applicant, and will provide to each applicant at the time the credit application is submitted a complete and current copy of the applicable terms and conditions and privacy policy that applies to the Account.   Bank may, in its sole discretion, approve or decline any application submitted.

8. Chargeback Rights of Bank.  Bank will bear all Accountholder credit losses.  However, Bank may charge back to Retailer any indebtedness related to Charge Transaction Data submitted by Retailer if, with respect to the corresponding charge or credit or the underlying transaction one or more of the following occurs:

(a)           The Accountholder disputes the charge, and so long as Bank has given Retailer an opportunity to respond and Bank determines in good faith that the Accountholder’s dispute is valid.

(b)           The Accountholder refuses to pay, based on an assertion of a dispute about the quality of the merchandise or services purchased from, or any act or omission by Retailer, including any alleged breach of warranty provided by or through Retailer, and so long as Bank has given Retailer an opportunity to respond and Bank determines in good faith that the Accountholder’s dispute is valid.

(c)           The charge does not comply in all material respects with this Agreement (or any representations, warranties and covenants set forth herein) or the Operating Procedures.

(d)           The charge is disputed, and Retailer cannot supply a copy of the underlying sales receipt or Promotional Disclosures consent that resolves the dispute within twenty (20) days of Bank’s request.

(e)           Bank determines, after providing Retailer an opportunity to investigate and respond, that any charge does not represent a bona fide sale by Retailer or otherwise involves fraudulent activities by Retailer’s employees, contractors or agents.

(f)           The Accountholder alleges that the Retailer provided false or misleading information (e.g., incorrect information about credit promotions), and so long as Bank has provided Retailer an opportunity to respond and Bank determines in good faith that the Accountholder’s dispute is valid.

(g)           The goods or services purchased have not been delivered or provided to the Accountholder or the Accountholder’s designee.

(h)           Any credit is submitted where there is no corresponding charge transaction.

(i)           Any charge or credit disputed as fraudulent relates to a transaction where the Accountholder was not physically present at Retailer’s location (e.g., by telephone or via Internet).

(j)           The Accountholder disputes the fact of a purchase or the existence of all or any portion of the Indebtedness resulting from a Card-Not-Present Purchase and Bank, after undertaking an investigation in accordance with its ordinary course dispute and fraud resolution policies and procedures (as in effect from time to time), determines in its good faith discretion that such Card-Not-Present Purchase was fraudulent.  “Card-Not-Present Purchase” means a purchase of Retailer’s products and/or services financed on an Account where the person transacting such purchase does not present a Card relating to such Account, but states that he or she is an Accountholder or an authorized user.  Notwithstanding the foregoing, a Card-Not-Present Purchase shall not include the initial purchase financed on an Account on the same day and at the same store location where Accountholder applied to obtain such Account.

** Confidential portions have been omitted pursuant to a request for confidential treatment by Haverty Furniture Companies, Inc. pursuant to Rule 24B-2 under the Securities Exchange Act of 1934.

(k)           The transaction was submitted to Bank more than thirty (30) days after the goods or services were delivered or picked up at a store location by an Accountholder or its designee.

(l)           The Accountholder or any person disputes either the existence of an Account or any charges thereon as fraudulent, and either (i) in the case of applications not yet sent to Bank pursuant to Section 10(c), Retailer cannot provide Bank with an executed application that resolves the dispute within twenty (20) days after Bank’s request, or (ii) in the case of any application sent by Retailer to Bank pursuant to Section 10(c), Bank cannot locate the original application (or a copy thereof) that resolves the dispute.

(m)           The Accountholder or any person disputes the existence of an Account or any charges thereon as fraudulent and fewer than two pieces of valid identification (including one Primary ID, as set forth in the Operating Guide) were presented at the time the Application was submitted.

(n)           The Accountholder disputes the existence or amount of any restocking or return fee charged to an Account.

(o)           Bank determines that any warranty made by Retailer pursuant to Section 12 was false or inaccurate in any material respect when made.

If the full amount or any portion of any charge is charged back, Bank will assign, without recourse, all rights to payment for the amount charged back to Retailer upon the request of Retailer.

9. Ownership of Accounts and Information.  Retailer acknowledges that, except in the case of a chargeback or if Retailer elects to purchase the Accounts as set forth in Section 20, Bank owns all Accounts, and all information concerning Accountholders, applicants and Accounts obtained in connection with the Program (collectively, “Accountholder Information”), and that Retailer has no ownership rights therein.  Accordingly, Retailer will not represent itself as the owner of, or the creditor on, any Account or Accountholder Information.  Both (i) as a precaution, to confirm Bank’s ownership of Accounts and related documentation, and (ii) to secure payment of and performance by Retailer of any and all indebtedness, liabilities or obligations, now existing or hereafter arising pursuant to this Agreement, including indebtedness, liabilities and obligations that may be deemed to exist in the event of the applicability of Article 9 of the UCC to, and any recharacterization of, any transactions contemplated hereby, Retailer hereby grants to Bank a first priority continuing security interest in any right, title or interest that Retailer may now have or may hereafter be deemed to have in the Accounts and related documentation, and in any goods charged to Accounts which have been returned to Retailer but for which Retailer has not submitted a corresponding credit transaction to Bank, and the proceeds of all of the foregoing.  Retailer authorizes Bank to prepare and file (subject to Retailer’s reasonable written approval) a UCC financing statement which clearly and specifically identifies only the collateral set forth above in this Section 9, and will sign any related documentation reasonably requested by Bank, including without limitation, any intercreditor agreements necessary to ensure that none of Retailer’s other creditors asserts any claim on the Accounts or any related documentation.

** Confidential portions have been omitted pursuant to a request for confidential treatment by Haverty Furniture Companies, Inc. pursuant to Rule 24B-2 under the Securities Exchange Act of 1934.

10. Retailer Representations, Warranties and Covenants.  Retailer represents, warrants and covenants as follows at all times from the date of this Agreement through the end of the Term (as defined in Section 17):

(a)           Retailer will forward to Bank promptly after receipt, at any time during or following Retailer’s participation in the Program, a copy of any legal proceeding, or any communication relating to an Account received from a Accountholder or from a governmental or regulatory authority;

(b)           Retailer will issue an Account credit (and not give any Accountholder cash), and include the credit in the next day’s transmission of Charge Transaction Data, in connection with any return or exchange of merchandise or services originally charged to any Account;

(c)           On behalf of Bank, Retailer shall (i) deliver to Bank each original, completed Card application within thirty (30) days after the date on which such completed Card application is signed by an applicant; (ii) retain for forty-eight (48) months from the date of receipt by Retailer copies of all charge and credit slips, electronic evidence of each Account applicant’s consent to the electronic delivery of Promotional Disclosures (as defined in Section 21(t) below) and of such Accountholder’s consent to the terms of such Promotional Disclosures, and copies of all Charge Transaction Data submitted to Bank;  (iii) retain for forty-eight (48) months from the date of each purchase made on an Account, in electronic or tangible form, a record of such purchase, showing the amount of sales, use or excise tax included in the purchase, and the street address of the physical location (except for Internet sales, which must be identified as such) where the purchase was made, and (iv) if requested within the applicable retention period set forth above, provide any or all of these records to Bank within ten (10) business days following Bank’s request;

(d)           Retailer complies, and will continue to comply, in all material respects with, all applicable laws, rules and regulations, including but not limited to: laws relating to (i) its sales of merchandise and services; (ii) the advertising or sale of products and services on credit; (iii) point-of-sale practices; and (iv) laws relating to privacy and data security;

(e)           Retailer will take no action to prevent any amounts charged to any Account from being valid and enforceable against any Accountholder;

(f)           Retailer will properly code all promotional charges and will make any corrections necessary in the event of mistakes and disputes regarding promotions;

(g)           Retailer is and will at all times remain duly organized, validly existing and in good standing under the laws of its state of formation, and will not violate its organizational documents; and

(h)           Any and all information previously furnished by Retailer to Bank, or any information subsequently furnished by Retailer, including information provided in any credit application or registration submitted by Retailer for participation in the Program, is or shall be true and correct in all material respects when furnished.

11. Extended Warranties.

(a)           Retailer will be permitted to finance on Accounts gift certificates, cash cards and stored value cards so long as Retailer (i) remains in compliance with the terms of this Agreement, and (ii) the amount of gift certificates, cash cards and stored value cards financed on Accounts during any calendar quarter remains at or below [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission] of total Net Program Sales for such quarter.

** Confidential portions have been omitted pursuant to a request for confidential treatment by Haverty Furniture Companies, Inc. pursuant to Rule 24B-2 under the Securities Exchange Act of 1934.

(b)           Except as set forth below in this Section 11, Retailer will not permit the sale of extended warranties or service contracts, or any other future service or delivery obligation, to be charged to Accounts without Bank’s prior written consent; provided, however, Bank hereby consents, as of the Effective Date, to Retailer’s offering of extended warranties to Accountholders under an extended warranty program provided by Guardsman, a business unit of The Valspar Corporation, and underwritten by The Valspar Corporation (including any replacement thereto as contemplated below, the “Extended Warranty Program”).  Retailer shall notify Bank promptly (and in advance to the extent practicable) of any material change in the Extended Warranty Program after the Effective Date, or of Retailer’s intention to select a new insurer, underwriter or other financially responsible party.  Retailer will only be permitted to continue to finance extended warranties or service contracts on Accounts under the Extended Warranty Program, or to expand the Extended Warranty Program to add another insurer or underwriter (or replace the existing insurer or underwriter) if the insurer, underwriter or other financially responsible party has, (i) in the case of an insurer or underwriter, a rating of “Secure” or better, as determined by the A.M. Best rating service (or any successor rating service thereto or, if A.M. Best ceases to publish such ratings, any similar rating provided by a rating service reasonably determined by Bank), or, (ii) in the case of any other financially responsible party, a credit rating of “BBB” (as determined by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (or any successor thereto or, in Bank’s discretion, any similar rating determined through a rating system reasonably determined by Bank) (each of the foregoing minimum ratings are referred to herein as the “Financial Strength Threshold”).  Retailer shall be responsible for ensuring that (x) all extended warranties and service contracts financed on Accounts, and (y) the administration of such extended warranties and service contracts by the insurer, underwriter or other financially responsible party, fully comply with all applicable laws, rules and regulations.  If at any time the insurer or underwriter of the Extended Warranty Program fails to satisfy the Financial Strength Threshold, Bank may notify Retailer that Bank is no longer willing to authorize, and within thirty (30) days after Bank’s written notice thereof Retailer shall cease, financing on Accounts warranties provided under such Extended Warranty Program.

(c)           Nothing in this Section 11 shall restrict Retailer from selling products subject to normal manufacturer’s warranties included in the standard purchase price.

12. Retailer Presentment Warranties.  Retailer represents and warrants as follows with respect to each submission of Charge Transaction Data to Bank and each underlying transaction;

(a)           All purchases included in such Charge Transaction Data constitute bona fide, arms-length sales by Retailer of the goods or services described therein in the ordinary course of Retailer’s business (and do not include any purchases conducted in connection with any “going-out-of-business” (unless related to the closing of a single store location), liquidation, augmentation or aggregator sale); Retailer has delivered (whether to a store location for customer pick-up or otherwise to the intended recipient) all the products and fully performed all the services covered by such Charge Transaction Data;

(b)           The charges included in such Charge Transaction Data did not involve a cash advance or goods or services not listed in the applicable invoice or receipt; only goods and services sold by Retailer are included in such Charge Transaction Data; the charges represent the entire purchase price of the goods and services identified in such Charge Transaction Data other than a bona fide down payment, deposit, or similar payment paid by cash or check, or financed by any means other than the Account;

(c)           To Retailer’s knowledge, the goods and services covered by such Charge Transaction Data were sold by Retailer to Accountholders or authorized users;

(d)           Except with respect to transactions conducted over the internet or by telephone, Retailer obtained a signed invoice or receipt for each charge included in such Charge Transaction Data;

** Confidential portions have been omitted pursuant to a request for confidential treatment by Haverty Furniture Companies, Inc. pursuant to Rule 24B-2 under the Securities Exchange Act of 1934.

(e)           All purchases included in such Charge Transaction Data occurred no earlier than four (4) days prior to the submission of such Charge Transaction Data; and all transactions included in such Charge Transaction Data were conducted in accordance with this Agreement and all applicable laws, and, in all material respects in accordance with the Operating Procedures; and

(f)           Each invoice or receipt included in such Charge Transaction Data is not invalid, inaccurate or incomplete and has not been materially altered since being signed or submitted by the Accountholder; except to the extent precluded by applicable law, the Account number and name of the Accountholder has been accurately printed on each charge slip and has been included in each transmission of Charge Transaction Data; Retailer has obtained a valid authorization from Bank for each purchase (unless otherwise waived by Bank).

13. Accountholder Information/Confidentiality and Data Security.

(a)           From time to time, Bank will make available to Retailer, or Retailer may capture in the course of operations under the Program, certain fields of Accountholder Information, in connection with Bank’s operation of the Program.  Retailer agrees in each such instance to use the Accountholder Information only on behalf of Bank for purposes of promoting sales under the Program, and only in accordance with applicable law and Bank’s privacy disclosures to Accountholders. Retailer also agrees not to transfer or disclose Accountholder Information to any third party without Bank’s prior written consent.  While Retailer may not make use of Accountholder Information provided to Bank in connection with applications for the Program, nothing in this paragraph is intended to restrict Retailer’s use of its own customer list in any way, which list may include information about Accountholders that Retailer obtains  independently of the Program, including through the course of providing goods or services to Accountholders.  Unless otherwise agreed to in writing by the applicable Accountholder and Retailer, any Accountholder Information provided to Retailer by Bank may not be used to augment Retailer’s own customer files, even where Retailer transmitted this information to Bank on Bank’s behalf.  Without otherwise limiting the foregoing, names, addresses and other customer information obtained by Retailer from the customer at the point of sale (and not on Bank’s behalf, including, by way of example, Retailer’s collection of customer information in connection with enrollment of a customer in any loyalty program) shall be deemed to be generated by Retailer “independently of the Program”.  For the avoidance of doubt, each of Bank and Retailer acknowledges that the items of information allocated to Bank as Accountholder Information or to Retailer as a customer list may overlap, and that (i) each party may independently possess and own the same specific items of information and (ii) the allocation of ownership of a class of information to one party in this Agreement is not inconsistent with ownership by the other party of the same items of information if so allocated in this Agreement.  Retailer is the sole and exclusive owner of Retailer’s customer list.

(b)           Retailer and Bank will each implement and maintain appropriate administrative, technical and physical safeguards to (i) protect the security, confidentiality and integrity of Accountholder Information, in accordance with applicable law, (ii) ensure against any anticipated threats or hazards to the security or integrity of Accountholder Information; and (iii) protect against unauthorized access to or use of Accountholder Information which could result in substantial harm or inconvenience to any Accountholder or applicant.

(c)           Each of Retailer and Bank will be responsible for the acts and omissions of any third party (other than transfers to or on behalf of the other party) to whom it transfers, provides access, or discloses Accountholder Information.  Additionally, Retailer and Bank will each ensure that any third party (other than the other party) who obtains access to Accountholder Information through it, directly or indirectly, signs a written contract including strict restrictions on transfer or disclosure, requirements that the Accountholder Information be used only for the specific purpose for which it was disclosed (which purpose must be in connection with Retailer’s permitted uses hereunder) and data security provisions corresponding to Section 13(b) above.  Bank may engage third parties to perform some or all of Bank’s obligations under this Agreement, including, without limitation the servicing and administration of Accounts, and may share information with such third parties as needed to perform their contracted functions.

** Confidential portions have been omitted pursuant to a request for confidential treatment by Haverty Furniture Companies, Inc. pursuant to Rule 24B-2 under the Securities Exchange Act of 1934.

(d)            Retailer and Bank shall notify the other party immediately following discovery or notification of any actual or threatened breach of security of the systems maintained by the Retailer and Bank, respectively.  The party that suffers the breach of security (the “Affected Party”) agrees to take action immediately, at its own expense, to investigate the actual or threatened breach, to identify and mitigate the effects of any such breach and to implement reasonable and appropriate measures in response to such breach.  The Affected Party also will provide the other party with all available information regarding such breach to assist that other party in implementing its information security response program and, if applicable, in notifying affected Accountholders.  For the purposes of this subparagraph (d), the term “breach of security” or “breach” means the unauthorized access to or acquisition of any record containing personally identifiable information relating to an Accountholder, whether in paper, electronic, or other form, in a manner that renders misuse of the information reasonably possible or that otherwise compromises the security, confidentiality, or integrity of the information.

(e)           Retailer and Bank, respectively, will use reasonable measures designed to properly dispose of all records containing personally identifiable information relating to Accountholders, whether in paper, electronic, or other form, including adhering to policies and procedures that require the destruction or erasure of electronic media containing such personally identifiable information so that the information cannot practicably be read or reconstructed.

14. Retailer Information.

(a)           If at any time during the Term Retailer is not obligated to, or for any other reason does not, file periodic financial reports with the Securities and Exchange Commission pursuant to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, Retailer will:

(i)           As soon as practicable but in any event not more than ninety (90) days after the end of each fiscal year, deliver to Bank its audited annual financial statements, including its audited consolidated balance sheet, income statement and statement of cash flows and financial position.

(ii)           As soon as practicable but in any event not more than sixty (60) days after the end of each fiscal quarter, deliver to Bank its unaudited quarterly financial statements, including its unaudited consolidated balance sheet, income statement and statement of cash flows, accompanied by a certificate from Retailer’s chief financial officer that such financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly the consolidated financial position of Retailer as of the end of such fiscal quarter and the results of its operations, subject to normal year end audit adjustments.

(b)           Retailer will at all times, maintain Tangible Net Worth (as defined and computed in accordance with the attached Schedule 14(b)) equal to or greater than [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission]; provided, that Bank’s sole remedy in respect of a default by Retailer of this Section 14(b) shall be the termination rights set forth in Section 17(b)(iii).

15. Credit Cards; Processing Terminals.

(a)           In consultation with Bank, Retailer will provide to Bank a design meeting Bank’s specifications for Bank’s use in producing Cards (as well as for producing other Retailer-branded Program materials, in Bank’s discretion).

** Confidential portions have been omitted pursuant to a request for confidential treatment by Haverty Furniture Companies, Inc. pursuant to Rule 24B-2 under the Securities Exchange Act of 1934.

(b)           Bank will provide a point-of-sale process to be used for the authorization and monetary settlement of applications and transactions.  Bank specifically does not grant to Retailer any intellectual property rights associated with such point-of-sale process or any related software or peripherals.

16. Indemnification.

(a)           Retailer agrees to indemnify, defend and hold harmless Bank and its affiliates, officers, directors, employees, and agents from any losses, liabilities, and damages (including, without limitation, any costs, expenses or reasonable attorneys’ fees incurred by any indemnified party) (“Damages”), to the extent arising out of any claim, complaint, or chargeback (i) made or claimed by an Accountholder with respect to any sale made by, or Charge Transaction Data submitted by, Retailer, (ii) made or claimed by any person or entity with respect to the products or services sold or provided by Retailer and financed on an Account, or the advertising or promotion involving such goods or services (excluding those conducted by Bank), (iii) caused by Retailer’s breach of this Agreement,  (iv) caused by Retailer’s failure to comply in any material respect with the terms of the Operating Procedures, (v) caused by any voluntary or involuntary bankruptcy or insolvency proceeding by or against Retailer, (vi) caused by the acquisition by Retailer from Bank, in connection with a charge or credit to an Account, of an Accountholder’s Account number by telephone or by some other means, (vii) caused by Retailer’s failure to have sufficient rights in the Marks, or caused by Bank’s use of the Marks in accordance with the terms of this Agreement, or (viii) caused by or based on any activities, acts or omissions of any third party to whom Accountholder Information is transferred or made available by or on behalf of Retailer, including without limitation, information transferred or made available to a third party by Bank on Retailer’s behalf.

(b)           Bank agrees to indemnify, defend and hold harmless Retailer and its affiliates, officers, directors, employees, and agents from any Damages to the extent arising out of any claim or complaint based on (i) the failure of Bank’s Accountholder terms and conditions or privacy policy to comply with applicable law; (ii) the products or services sold or provided by Bank, or the advertising or promotion involving such goods or services (excluding such advertising or promotion conducted by Retailer, if any), (iii) an applicant’s claim that Bank wrongfully declined his or her credit application; (iv) Bank’s breach of this Agreement; or, (v) any activities, acts or omissions of any third party to whom Accountholder Information is transferred or made available by or on behalf of Bank (excluding Accountholder Information transferred by Bank to Retailer or any third party at Retailer’s request).

(c)           The indemnity provided under this Section shall survive the termination of this Agreement. Notwithstanding anything in Section 16(a) or (b) or Section 16(d), the foregoing indemnities shall not apply to any Damages suffered by the party to be indemnified, to the extent caused by the gross negligence, willful misconduct or illegal acts of such party.

(d)           In addition, Bank agrees to indemnify, defend and hold harmless Retailer and its affiliates, officers, directors, employees, and agents from any Damages to the extent arising out of any claim or complaint resulting solely from Retailer’s use of any Approved Template or Approved Advertisement (as defined in Schedule 21(g)); provided, that Bank shall have no obligation to indemnify Retailer under this Section 16(d) for such Damages to the extent that such Damages arose from or occurred because (i) Retailer failed to use any Approved Advertisement or Approved Template in the manner directed by Bank as contemplated by Sections 3(e), 21(g)(ii) or Schedule 21(g), as applicable, or (ii) Retailer or its agent(s) did not conduct, implement or offer the corresponding promotional program.  Anything in the foregoing to the contrary notwithstanding, Retailer shall remain responsible and liable for its compliance with all applicable laws with respect to (x) Retailer or its business, including the advertisement, solicitation or promotion of its goods or services, and (y) the content of any advertisements, solicitations or other promotions of the Program, including as set forth in any Approved Template or Approved Advertisement, in any such case, other than with respect to (I) the credit disclosure language included in any Approved Template or Approved Advertisement, or (II) any other Program-related consumer credit aspects of any Approved Template or Approved Advertisement.

** Confidential portions have been omitted pursuant to a request for confidential treatment by Haverty Furniture Companies, Inc. pursuant to Rule 24B-2 under the Securities Exchange Act of 1934.

17. Term/Termination.

(a)           This Agreement shall continue from the Effective Date hereof through February 28, 2019, and may be extended by the mutual written agreement of the parties (such period, and any extensions thereof, the “Term”).

(b)           Notwithstanding anything in Section 17(a) to the contrary, this Agreement may be terminated as provided below:

(i)           Either party shall have the right to terminate this Agreement upon thirty (30) days prior written notice if the other party breaches this Agreement and, if susceptible of cure, fails to cure such breach within such 30-day period.

(ii)           Retailer shall have the right to terminate this Agreement on not less than one hundred and twenty (120) days prior written notice if Bank elects not to increase the Credit Review Point pursuant to 5(b); provided, that in each case, any such notice of termination is given not more than one (1) year after Bank first advises Retailer of such election; provided, further, that as of the first date on which the aggregate outstanding indebtedness for all Accounts exceeds the Credit Review Point then in effect, this Agreement shall automatically and immediately terminate unless the parties shall have mutually agreed in writing to continue the Program.

(iii)           Bank shall have the right to terminate the Agreement upon fifteen (15) business days’ prior written notice to Retailer if Retailer fails to maintain Tangible Net Worth as defined in Schedule 14(b) as and to the extent required therein; provided, that if during such fifteen (15) business day period Retailer provides to Bank an Eligible Letter of Credit in an amount equal to the then-current Letter of Credit Amount (as defined in Appendix A), then, as to the specific reporting period within which such default occurred, such default shall be deemed cured.  The terms and conditions applicable to any such Letter of Credit are set forth on Appendix A attached hereto.

(iv)           [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission].

(v)           Bank shall have the right to immediately terminate this Agreement if (x) applicable laws, regulations or other authority regulating Bank’s rate or fee structure change in a manner that is materially adverse to Bank or are preempted, or (y) Bank determines that the Program does not qualify (or if Bank reasonably determines that there is a material risk that the Program will not qualify) as an “open-end” credit facility under Regulation Z, 12 C.F.R. 226.2(a)(20).

(vi)           [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission]

(vii)          [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission];

A.	[**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission]

B.	[**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission]

** Confidential portions have been omitted pursuant to a request for confidential treatment by Haverty Furniture Companies, Inc. pursuant to Rule 24B-2 under the Securities Exchange Act of 1934.

[**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission]

 (viii)           This Agreement shall automatically terminate if either party is the subject of bankruptcy, reorganization or similar proceedings, elects to wind up or dissolve its operations, suspends its business, or has a liquidator, trustee or custodian appointed over its affairs.

(c)           Notwithstanding termination by either party (i) the terms of this Agreement will continue to apply to any Accounts established or transactions occurring, prior to the effective termination date, (ii) the provisions of Sections 9 (Ownership of Accounts and Information), 13 (Accountholder Information/Confidentiality and Data Security), 16 (Indemnification), 17 (Term/Termination) and 21 (Miscellaneous) will survive, and (iii) Bank may use Retailer’s name and marks for purposes of liquidating, transferring, selling, administering or collecting Accounts. Upon expiration or earlier termination of this Agreement, Bank will have the right, in addition to and without waiving any other rights it may have under the terms of this Agreement or applicable law, to liquidate the Accounts in any lawful manner which may be expeditious or economically advantageous to Bank, including, without limitation, the issuance of a replacement or substitute credit card, transferring or selling the Accounts to any person or soliciting the affected Accountholders to transfer or convert balances to other credit vehicles. Bank may continue to provide the Program following the expiration or termination hereof as Bank reasonably deems necessary to effect any transfer, conversion or substitution of the Accounts; provided, that such continuation shall in no circumstances exceed six (6) months.  Bank may use the Retailer’s names and marks through the  Final Liquidation Date (as defined in Section 17(b)) to communicate with Accountholders in connection with any such liquidation, conversion, substitution or sale; provided, that such use shall be limited to (x) the extent necessary to identify the Program as the subject of any communication, including in connection with the conversion of Accounts contemplated above, or (y) continued billing and collections in substantially the same manner as such functions were performed prior to the expiration or earlier termination of this Agreement.

18. Exclusivity.

(a)           Except as otherwise set forth in this Section 18, during the Term, Retailer will not (i) directly or indirectly, accept for payment, promote, sponsor, solicit, permit solicitation of, or make available to retail consumer customers of Retailer or any of its affiliates or otherwise provide, any consumer credit or charge program that in any way competes with the Program (including, without limitation, any credit facility part of any industry program or the like) whether or not such Program bears, uses or refers to any trade names of Retailer, other than (A) any program offered by Bank or an affiliate of Bank, (B) subject to the limitations set forth in Section 18(c) of this Agreement, the financing program offered by Retailer or an affiliate of Retailer (which, for purposes hereof, shall mean any entity that Retailer controls, or Retailer is controlled by or under common control with), including Haverty Credit Services, Inc. (the “Haverty’s Program”), (C) any generally accepted multi-purpose credit or charge card or by generally accepted multi-purpose debit or secured cards in each case, such as American Express, MasterCard, Visa and Discover cards (provided that none of the cards referred to in this clause (C) may be “co-branded,” “sponsored” or “co-sponsored” with Retailer or bear Retailer’s name or marks), (D) acceptance of any online or internet payment device or procedure (e.g., “PayPal” or “Bill Me Later”; provided, that (x) customers cannot apply for a new online or e-commerce payment account at the point of sale or through Retailer’s website (except as a “click-through” to another website), (y) Retailer shall not promote any such online or internet payment device or procedure (other than making customers aware that Retailer accepts such devices or procedures as a tender type, and providing the link(s) described in clause (x) above) and (z) no such online or internet payment device or procedure shall provide for or include any Retailer-specific promotional credit offering (e.g. deferred payment, deferred interest, equal monthly payments, etc., other than the standard credit card or payment system ability to finance a purchase over time by making minimum, or less than full, monthly payments at a standard credit card or payment system interest rate), or (E) a Second Source Program or (ii) promote any other charge or credit payment vehicle not otherwise prohibited hereby (e.g. general purpose credit cards) more favorably than Accounts as a method for payment of Retailer’s goods and services.  As used herein, “Second Source Program” means any consumer credit or charge program that is available only (I) to persons who submitted properly completed applications for an Account to, and were rejected by, Bank immediately preceding such person’s application to such other credit program or (II) for financing any portion of the purchase price of goods or services by an Accountholder that exceeds the amount submitted to and approved by Bank.

** Confidential portions have been omitted pursuant to a request for confidential treatment by Haverty Furniture Companies, Inc. pursuant to Rule 24B-2 under the Securities Exchange Act of 1934.

(b)           [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission]

(c)           Retailer may continue to operate the Haverty’s Program as set forth in clause (i)(B) of Section 18(a) of this Agreement so long as (i) Retailer does not operate the Haverty’s Program in a manner in which the Program is a Second Source Program (such definition being deemed revised accordingly) for the Haverty’s Program, and (ii) [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission] Notwithstanding anything to the contrary in this Section 18, if Retailer offers credit under the Haverty’s Program or a Competing Program, it will do so in a manner that complies with all applicable law, including fair lending laws and unfair and deceptive acts and practices laws[**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission]

(d)           [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission]

(e)           [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission]

19. Rights in Technology; Cross-Licenses of Technology.  Each of Retailer and its affiliates and Bank and its affiliates shall own exclusively all technology owned by such party at the time that such technology is provided for use in establishing, developing or administering the Program, all changes made by such party with respect thereto, and any new technology created by such party in connection therewith (in the case of Retailer and its affiliates, the “Retailer Technology”, and in the case of Bank and its affiliates, the “Bank Technology”).  Each of Retailer and Bank grant to the other and its respective affiliates a non-exclusive, royalty-free, fully paid up, non-assignable, non-sublicensable, worldwide right and license to use the Retailer Technology or Bank Technology, as applicable, to the extent necessary or convenient to comply with the licensee’s obligations under the Agreement.  This license shall expire at the end of the Term.  Upon the expiration of this license, each licensee party shall return to the licensor party (or, at the licensor party’s option, shall destroy) the licensor’s technology then in the licensee’s possession or control.  Neither party shall have any right to reverse engineer, decompile or disassemble the technology licensed to it hereunder.  The limited licenses granted under this Section are AS IS and without any express or implied warranty of any kind. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH LICENSING PARTY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF TITLE, AGAINST INTERFERENCE OF ENJOYMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, LACK OF REASONABLE EFFORT AND/OR LACK OF NEGLIGENCE.

20. Purchase Option.  Upon Retailer’s right to terminate this Agreement for any reason under Section 17(b), Retailer will have the right (but not the obligation), exercisable as provided below, to purchase, or to arrange for the purchase of, not less than all of the Accounts and related Indebtedness (other than Accounts that have been written-off by Bank) for a purchase price payable in immediately available funds in an amount equal to [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission].  Anything in this Section 20 to the contrary notwithstanding, Bank shall have no obligation to sell, and Retailer shall have no option to purchase (or arrange for the purchase of) the Accounts and related Indebtedness under this Section unless aggregated outstanding indebtedness (as described above) as of the date of Retailer’s notice to Bank under Section 20(b) below exceeds [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission]

** Confidential portions have been omitted pursuant to a request for confidential treatment by Haverty Furniture Companies, Inc. pursuant to Rule 24B-2 under the Securities Exchange Act of 1934.

(a)           [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission]

(b)           Retailer must exercise its option to purchase the Accounts under Section 20(a) by giving notice of such election with its notice of termination.  Retailer must thereafter complete such purchase within one hundred twenty (120) days after the effective date of such termination; provided that the purchase price is mutually agreeable to both Retailer and Bank.

(c)           If Retailer exercises its right to purchase, or arrange for the purchase of, the Accounts and Indebtedness under this Section 20:

(i)  Retailer and Bank agree to work in good faith to prepare the necessary purchase documents on terms and conditions that are reasonable and customary for the industry.

(ii)  Retailer will bear all expenses of conversion of the Accounts and Indebtedness to Retailer or its designee.

21. Miscellaneous.

(a)           Assignability.

(i)  Subject only to Sections 21(a) (ii) and (iii), neither Bank nor Retailer may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld.

(ii)  Section 21(a)(i) to the contrary notwithstanding, Bank may, without Retailer’s consent (i) assign all or part of its rights and delegate some or all of its obligations under this Agreement to an affiliate; (ii) engage third parties to perform some or all of Bank’s obligations under this Agreement, including the servicing and administration of Accounts; (iii) assign all or some of its rights hereunder to any person acquiring any or all Accounts after the termination or expiration of this Agreement, and (iv) assign all of its rights and delegate all of its obligations  under this Agreement to a purchaser (or an affiliate of a purchaser) (a “Bank Purchaser”) of the Sales Finance business of GE Capital Corporation, [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission].

(iii)  Section 21(a)(i) to the contrary notwithstanding Retailer may, without Bank’s consent, assign all of its rights and delegate all of its obligations under this Agreement (x) to an affiliate, [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission].

(iv)  No assignment under this Section 21(a) shall (x) relieve the assigning party of any obligation hereunder or (y) be effective unless and until the assignee signs this Agreement (or documentation reasonably sufficient to bind it to the terms hereof) and assumes responsibility for the obligations attributable to the assigning party under this Agreement.  Further, each of Bank and Retailer, as the assigning party under Sections 21(a)(ii) and (iii), respectively, shall be responsible to the non-assigning party for the costs incurred by the non-assigning party relating to any necessary changes in hardware or software which are required as a result of such assignment.  Without limiting the foregoing, this Agreement is intended for the exclusive benefit of the parties hereto and their respective successors and permitted assigns, and shall not create any rights in or be enforceable by any other person whomsoever, whether as third party beneficiaries or otherwise. This Agreement shall be binding on, and enforceable against, the successors and permitted assigns of the respective parties.

** Confidential portions have been omitted pursuant to a request for confidential treatment by Haverty Furniture Companies, Inc. pursuant to Rule 24B-2 under the Securities Exchange Act of 1934.

(b)           Amendment. This Agreement may not be amended except by written instrument signed by Retailer and Bank.

(c)           Nonwaiver; Remedies Cumulative. No delay by any party hereto in exercising any of its rights hereunder, or in the partial or single exercise of such rights, shall operate as a waiver of that or any other right.  No right under any provision of this Agreement may be waived except in writing and then only in the specific instance and for the specific purpose for which such waiver was given.  The rights and remedies provided for in this Agreement are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided for by law or in equity.

(d)           Governing Law. Except to the extent superseded by federal law applicable to banks or savings associations, this Agreement and all rights and obligations hereunder, including, but not limited to, matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.  THE PARTIES HERETO WAIVE THEIR RIGHT TO REQUEST A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING IN ANY COURT OF LAW, TRIBUNAL, OR OTHER LEGAL PROCEEDING ARISING OUT OF OR INVOLVING THIS AGREEMENT, OR ANY DOCUMENT DELIVERED IN CONNECTION HEREWITH, OR RELATING TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(e)           Further Assurances. Each party hereto agrees to execute all such further documents and instruments and to do all such further things as any other party may reasonably request in order to give effect to and to consummate the transactions contemplated hereby.

(f)           Notices. All notices, demands and other communications provided for in this Agreement shall be in writing and shall be sent by certified mail or nationally-recognized overnight courier, or delivered to the other party, in the case of Retailer, at the address set forth in the preamble above, and in the case of Bank, to the address set forth in the preamble above, Attn: President, with copies to GE Capital -- Payment Solutions, 950 Forrer Boulevard, Kettering, Ohio 45420, Attn:  Counsel / Risk Group, and GE Capital -- Payment Solutions, 777 Long Ridge Road, Stamford, Connecticut 06902, Attn: General Counsel or, in either case at such other address as shall be designated by such party in a written notice given to all other parties in accordance with the terms of this Section.  All such notices and communications if duly given or made, when sent by certified mail, shall be effective three business days after deposit in the mails, when sent by overnight courier shall be effective one business day after delivery to such overnight courier, and otherwise shall be effective upon receipt.

(g)           Compliance Obligations.

(i)              Access; Cooperation.  Retailer will permit Bank, and hereby authorizes Bank, to audit and monitor the administration and promotion of the Program through anonymous requests to open or utilize credit card accounts under the Program and by other means. In addition, Retailer will permit Bank’s representatives to visit Retailer’s offices, and the relevant locations of its Third Party Vendors (as defined in Section 21(u) below), during normal business hours with reasonable advance notice and provide access to Retailer (and Third Party Vendor) records relating to the Program to Bank or Bank’s regulators to the extent such access is requested by Bank or Bank’s regulators.  Retailer further agrees to cooperate with Bank to ensure ongoing security and protection of applicant and Accountholder data and to ensure that the Program complies in all respects with all applicable laws. Retailer will, and will cause its vendors, agents and subcontractors to, make changes recommended by Bank with regard to data security and compliance with all applicable laws.

** Confidential portions have been omitted pursuant to a request for confidential treatment by Haverty Furniture Companies, Inc. pursuant to Rule 24B-2 under the Securities Exchange Act of 1934.

(ii)           Advertising.

(1) Except as otherwise agreed to by Retailer and Bank, Retailer will submit to Bank for written approval (which may be by email) any credit-related advertising, disclosures, or other documents, forms, terms and conditions, and other content in connection with the Program that have been prepared by Retailer (or its vendors or contractors) prior to disseminating or otherwise using such materials (such materials are collectively referred to herein as “Retailer-Generated Materials”).  The parties acknowledge that Retailer-Generated Materials will include templates that are approved by Bank that Retailer can use for specific advertising campaign(s) without seeking additional approval from Bank so long as Retailer complies with the limits set forth in Bank’s approval.   Bank will use commercially reasonable efforts to either approve such Retailer-Generated Materials or notify Retailer that such Retailer-Generated Materials are not approved (and the reasons therefor) within five (5) business days of Bank’s receipt thereof.  The specific terms and conditions through which Retailer will submit and Bank will approve any Retailer-Generated Materials are set forth on Schedule 21(g).  Retailer acknowledges that Bank may monitor the use of Approved Advertisements and Approved Templates after such materials are disseminated or otherwise utilized by Retailer. Notwithstanding Bank’s approval of any Approved Advertisement or Approved Template, Retailer will implement changes to any Approved Advertisement or Approved Template, as the case may be, as directed by Bank if (i) as a result of Bank’s monitoring activities, Bank determines that Retailer is not using an Approved Advertisement or Approved Template in the manner directed by Bank, or (ii) Bank determines that actual or anticipated changes in applicable law (as reasonably determined by Bank) have rendered any such Approved Advertisement or Approved Template (or the manner in which such Approved Advertisement or Approved Template is being used) non-compliant.  Retailer will implement such changes no later than the earlier of (a) the date required by applicable law and (b) 120 days after receiving notice from Bank of the requested change; provided that if the date required by the applicable law is more than 120 days from the date of Bank’s notice, then Retailer shall implement such changes on or before the date required by applicable law, but in any event not more than 180 days after receipt of Bank’s notice.

(2)           Notwithstanding anything to the contrary in the Agreement, to the extent that Bank approves Retailer-Generated Materials, Bank will indemnify Retailer for issues related to the consumer credit related portions of Approved Advertisements and Approved Templates in accordance with Section 16(d).  Retailer acknowledges, however, that it will be responsible for any and all damages suffered by Bank resulting from Retailer-Generated Materials that have not been approved by Bank, including, without limitation, the costs to remedy any errors and the costs to respond to regulator and consumer complaints, in accordance with Sections 16(a)(iii), (iv) and (viii).

(iii)           Applicable Law.  As used in this Agreement, references to “applicable law” or “law” will be deemed to include and refer to all federal, state and local statutes, codes, ordinances, regulations, laws (including laws relating to unfair, deceptive or abusive acts or practices), published regulatory guidelines and regulatory interpretations, judicial or administrative orders and interpretations, and, in the case of Bank, regulatory guidance (including regulations and regulatory guidance pertaining to bank safety and soundness), orders or directives and examination report comments.

(h)           [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission].

(i)           Value-Added Programs/Products.  Bank may, with notice to (but without the consent of) Retailer, solicit Accountholders for and offer to Accountholders via direct mail, billing inserts or in response to in-bound customer service calls, debt cancellation products offered by Bank or third parties designated by Bank.  With the consent of Retailer, Bank may also solicit Accountholders for and offer to Accountholders (or arrange for a third party to solicit and/or provide) other financial or credit products and services offered by Bank or its affiliates that do not compete with the products or services produced or sold by Retailer.  Bank may not use the Retailer Marks in any solicitation permitted pursuant to this Section 21(i) without the express written consent of Retailer.  Retailer will have no rights with respect to any proceeds of any debt cancellation products.  Any sharing of net revenue derived from the sale by Bank or its designee(s) of any other product or service contemplated by this Section shall be mutually agreed upon at the time the parties determine to offer such product.

** Confidential portions have been omitted pursuant to a request for confidential treatment by Haverty Furniture Companies, Inc. pursuant to Rule 24B-2 under the Securities Exchange Act of 1934.

(j)           No Consequential Damages.  Except with respect to claims asserted by third parties, or claims of any person pertaining to the confidentiality/security obligations set forth herein, (i) in no event shall the indemnifying party be liable to the indemnified party for any consequential damages arising from the indemnifying party’s actions under this Agreement, and (ii) both parties waive any claim for punitive damages arising from the other party’s actions under this Agreement.

(k)           Force Majeure.  Neither party shall be deemed to be in breach of this Agreement if it fails to make any payment or perform any other obligation and such failure is a result of a force majeure event.  As used herein, “force majeure event” shall mean any of the following: acts of God, fire, flood, criminal acts, computer viruses or hackers, earthquake, acts or war or terrorism, civil disturbances, explosion, accident, nuclear disaster, riot, material changes in applicable laws or regulations, including but not limited to a change in state or federal law, or other event beyond a party’s reasonable control, rendering it illegal, impossible or untenable for such party to perform as contemplated in, or to offer the Program on the terms contemplated under, this Agreement; provided, however, that such party took reasonable action to avoid such events and such party acts reasonably to mitigate the effects of such events.

(l)           Use of Marks.  Retailer hereby grants Bank a nonexclusive, royalty-free license to use its names and any related marks, tradestyles, trademarks, service marks, logos or similar proprietary designations listed on Schedule 21(l) hereto (“Marks”), as such Marks may be revised, updated, substituted or replaced by Retailer from time to time (and, in such case, Schedule 21(l) shall be deemed updated), solely in connection with the establishment, administration and operation of the Program pursuant to this Agreement, and in connection with the ownership and liquidation of Accounts created pursuant hereto, during and after the term of this Agreement (including, without limitation, the exercise by Bank of its rights and fulfillment of its obligations under this Agreement and under applicable law).  Without the prior written consent of Bank, Retailer may not use Bank’s (or any affiliate thereof) names or any related marks, logos or similar proprietary designations; provided, that Retailer may use Bank’s business name, in the nominative sense, in connection with any credit disclosure verbiage included in any advertising of the Program.   If Bank consents to a use other than in the nominative sense, Retailer shall comply in all material respects with  all guidelines provided by Bank (including as may be set forth in a website designated by Bank) applicable to such use.  Any such consent, including any limitations, shall remain valid until the earlier of termination of this Agreement of Bank’s written withdrawal thereof.  In addition, the parties shall consult with each other before they, or any affiliate or agent, draft any press release or public statement with respect to this Agreement or the Program and no such press release or public statement shall be issued prior to receiving express written approval of the other, except, in each case, as may be required by applicable law or regulation.

(m)           Credit Approval.  With respect to any credit approval mechanism or process employed by Bank in connection with the Program, Retailer acknowledges that it is a “service provider” for Bank for purposes of communicating credit decisions to Retailer’s customers.

(n)           Incorporation of Schedules.  Each Schedule attached hereto is hereby incorporated by reference.

** Confidential portions have been omitted pursuant to a request for confidential treatment by Haverty Furniture Companies, Inc. pursuant to Rule 24B-2 under the Securities Exchange Act of 1934.

(o)           Entire Agreement.  This Agreement (together with the schedules and appendices, if any, attached hereto) is the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior understandings and agreements whether written or oral.  This Agreement supersedes any prior agreement between the parties, including the Prior Program Agreement, and will govern all prior transactions, including all transactions previously submitted to Bank or pursuant to the Citi Program Agreement, regardless of the date of submission.  If any provision of this Agreement is held to be invalid, void or unenforceable, all other provisions shall remain valid and be enforced and construed as if such invalid provision were never a part of this Agreement.

(p)           Confidentiality.  All material and information supplied by one party to the other party under this Agreement, including, but not limited to, information concerning a party’s marketing plans, objectives or financial results (“Confidential Information”), is confidential and proprietary.  All such information will be used by each party solely in the performance of its obligations and exercise of its rights pursuant to this Agreement.  Each party will receive Confidential Information from the other party in confidence and will not disclose such Confidential Information to any third party, except (i) as contemplated under this Agreement; (ii) as may be agreed upon in writing by the party providing such Confidential Information; (iii) to an affiliate of such party; (iv) to the extent necessary, in exercising or enforcing its rights; or (v) as required by law.  Each party will use its best efforts to ensure that its officers, employees, and agents take such action as will be necessary or advisable to preserve and protect the confidentiality of Confidential Information.  Upon written request after the Final Liquidation Date, each party will return to the party providing such Confidential Information all such Confidential Information in its possession or control.  Confidential Information will not include information in the public domain and information lawfully obtained from a third party.  The foregoing notwithstanding, if Retailer is obligated to file periodic reports with the Securities and Exchange Commission (the “SEC”), then Retailer shall have the right to file a copy of this Agreement with the applicable commission or governmental agency to the extent necessary, in Retailer’s reasonable opinion, to comply with any applicable disclosure laws or regulations (including any reporting requirement of the SEC), or any listing requirement of any stock exchange applicable to Retailer; provided, that Retailer shall (i) notify Bank in writing not less than thirty (30) days prior to any such filing of this Agreement, (ii) prior to any such filing, redact such terms of this Agreement as Bank may reasonably request within 15 days after its receipt of such notice from Retailer, so long as such requested redactions are allowable by the SEC, and (iii) file a confidential treatment request reasonably acceptable to Bank with respect to such redacted document as part of any such filing.

(q)           Internet Gambling.  Retailer covenants that it shall not permit any transaction through any Retailer Sales Channel (including, for the avoidance of doubt, through the Retailer Website), and shall not submit any Charge Transaction Data, with respect to which any Credit Card was used to place, receive, or otherwise knowingly transmit a bet or wager by any means which involves the use, at least in part, of the Internet where such bet or wager is unlawful under any applicable Federal or State law in the State or Tribal lands in which the bet or wager is initiated, received, or otherwise made.

(r)           Obligations Subject to Law.  All obligations of either party hereunder shall be subject to all applicable laws, including any changes or amendments thereto and either party may take any actions that it in good faith believes are required by then applicable law or the direction of any regulatory authority or, in Bank’s case, to prevent the occurrence of an “unsafe or unsound” banking practice (as defined in 12 U.S.C. § 1818).

(s)           Internet Applications. During the Term, Retailer and Bank agree to accept Internet Applications. “Internet Application” means any application which is received by Bank through any of the following:  (a) the Retailer’s website, in accordance with the terms hereof; or (b) any electronic means other than facsimile, including without limitation, the internet, e-mail, any Retailer website, wireless devices other than telephones, and other electronic data transmission devices.  Retailer shall maintain a reference on the home page of its website allowing Retailer’s customers to open an Account by way of an imbedded link to a webpage hosted by Bank or Bank’s agent (the “Bank Webpage”) containing an on-line application.  The link contained in such reference shall link directly to Bank’s specified webpage with no third-party intermediate links.  Prior to Retailer effectuating any reference in respect of Internet Applications, Bank shall have approved in writing the placement and design of the reference on Retailer’s website, such approval not to be unreasonably withheld.  Retailer shall not permit any link to the Bank Webpage (except links which allow Accountholders to make payments and/or to check Account status) to exist on the Retailer website at any time other than during the period of time that Internet Applications are accepted by Bank (so long as Retailer has been notified in writing of any discontinuance). Bank agrees that the direct access medium or method used to store, present or transmit Internet Applications, terms and conditions, and/or Account information will be secured in a manner which ensures that such information cannot be altered, viewed or captured by an unauthorized party.  In connection with Internet Application process, Retailer agrees to use commercially reasonable efforts to implement such reasonable online fraud mitigation strategies as are developed and presented to Retailer by Bank from time to time. Retailer and Bank shall each have the right upon not less than fifteen (15) days written notice to the other party, to discontinue submitting, accepting or processing Internet Applications.

** Confidential portions have been omitted pursuant to a request for confidential treatment by Haverty Furniture Companies, Inc. pursuant to Rule 24B-2 under the Securities Exchange Act of 1934.

(t)           Internet Purchases

(i)           Promotional Disclosures.   During the Term, Retailer shall have the right to accept purchases financed on Accounts and transacted through the Retailer Website (“Internet Purchases”) and to submit such purchase transactions to Bank.  Retailer will process all such Internet Purchases in accordance with the terms of this Agreement, the Operating Procedures (including any additional procedures governing Internet Purchases developed by Bank and Retailer and included in the Operating Procedures).  Without limiting the foregoing, Retailer will cause all authorizations processed through the internet and all Internet Purchases to be separately tagged with a unique store of sale number. Retailer shall also develop, maintain and operate the Retailer Website so that all Internet Purchases processed through the Retailer Website will be transmitted and accepted on a secure basis which ensures, among other things, that such information cannot be altered, viewed or captured by an unauthorized party.  In the case of any purchase by an Accountholder made through the internet, Retailer will be responsible for (i) providing the credit promotion disclosures (the “Promotional Disclosures”) applicable to any purchase (whether the purchase is to be made at the time of an Accountholder’s application for credit or otherwise), (ii) establishing whether the Accountholder is willing to consent to the receipt of the Promotional Disclosures electronically, and, if so, obtaining a recordable record of the consent, (iii) obtaining such Accountholder’s consent to the terms set forth in the Promotional Disclosures, and (iv) retaining the evidence of both consents (consent to electronic receipt of the Promotional Disclosures and consent to the terms thereof) as and to the extent set forth in Section 10(c).  For clarity, Retailer’s failure to retain evidence of the consents will result in a chargeback right for Bank.  The form, content, and placement of Promotional Disclosures will be subject to the reasonable approval of Bank.

(ii)           Copies of Screen Shots.  Bank may from time to time take screen shots from Retailer’s website related to the online application and promotional purchase processes (collectively, "Credit-related Screen Shots”).  Retailer will notify Bank reasonably in advance of making any changes to such processes (and promptly after any such changes are made), to enable Bank to take Credit-related Screen Shots before and after any such changes.  Bank may maintain a record of any e-consent disclosures, credit decision communications, promotional disclosures, and receipts of promotions offered and obtained.  Retailer hereby authorizes Bank to audit and monitor Retailer’s administration and promotion of Internet Purchases and Credit-related Screen Shots through anonymous requests to make Internet Purchases.

(iii)           Upgraded Process.  From time to time, Bank may develop one or more upgraded processes related to Internet transactions, including, without limitation, the acceptance of Internet Applications,  delivery of the content of Promotional Disclosures to Retailer, and/or the settlement of Internet transactions (each, an “Upgraded Process”).  Retailer will use commercially reasonable efforts to implement any Upgraded Process within 120 days from the date of notice from Bank (which may be made by email) of an Upgraded Process.  However, Retailer will be under no obligation to implement any Upgraded Process if Retailer in good faith determines that any such implementation cannot be done on a commercially reasonable basis or that the cost and burden of any such implementation would outweigh the benefits to Retailer of implementing the applicable Upgraded Process.  If Bank reasonably determines that Retailer’s failure to implement an Upgraded Process based on the preceding sentence will cause the continued processing of Internet transactions to violate applicable law, then Bank may suspend the processing of Internet transactions under the Program until Retailer implements the applicable Upgraded Process or otherwise conforms the processing of Internet transactions to the requirements of applicable law.

(iv)           Remedies.  If Bank informs Retailer (which may be done in writing, by email, or by telephone) of any errors in the online application and/or promotional purchase processes, including, without limitation, inaccurate disclosures on receipts, Retailer will correct the error(s) as promptly as practical and in any event within three (3) business days.  Retailer also acknowledges that it will be liable for any losses incurred by Bank as a result of errors attributable to Retailer, including, without limitation, the costs to remedy any errors and the costs to respond to regulator and consumer complaints.  Bank will have the right to disable any online application links, or Retailer’s ability to offer credit promotions for online transaction, immediately upon becoming aware of any errors in the online application and/or promotional purchase process, as applicable.

(v)           Suspension of Internet Function.  Bank will have the right, upon prior notice to and consultation with Retailer (including providing such documentary or other support as Bank may have in connection with an impending suspension), to suspend accepting or processing Internet Applications and/or Internet Purchases, as applicable, if Bank reasonably determines that continuing  to accept or process Internet Applications and/or Internet Purchases would result in Bank or the Program being in violation of  applicable law.  Bank will reinstate such functionality once the parties mutually agree on acceptable compliance measures.

(u)             Third Party Vendors.  Retailer acknowledges and agrees that the following terms and conditions will apply with respect to any third party vendor or contractor Retailer engages in any capacity in connection with its rights or obligations hereunder if such third party would receive or have access to any non-public personal information about any Accountholder or applicant, including, but not limited to, through Retailer’s website or call-center (each such third party is referred to herein as a “Third Party Vendor”):

(i)         prior to engaging any Third Party Vendor, Retailer will (x) notify Bank of its intention to engage such Third Party Vendor, (y) ensure that such Third Party Vendor has sufficient controls in place to comply with clauses (iii) and (iv) below, and (z) ensure that the employees of such Third Party Vendor who will be responsible for fulfilling Retailer’s obligations under the Program have been trained sufficiently so as to be able to properly fulfill Retailer’s responsibilities hereunder;

(ii)         for each Third Party Vendor authorized to process Card transactions through Retailer’s website, the terms and conditions of this Agreement, including those applicable to settlement, chargeback rights and indemnities, will apply to all transactions in which such Third Party Vendor processes any Card transaction or otherwise participates in the Program on behalf of Retailer and Retailer will have the same responsibility and liability under this Agreement with respect to such transactions and participation as if Retailer had accepted the Account and sold the merchandise and/or services;

** Confidential portions have been omitted pursuant to a request for confidential treatment by Haverty Furniture Companies, Inc. pursuant to Rule 24B-2 under the Securities Exchange Act of 1934.

(ii)         without limiting the preceding clause (ii), Retailer will be responsible for each Third Party Vendor’s compliance with the provisions of Sections 13(a) and 13(c) notwithstanding that Bank, and not Retailer, may have provided the applicable Accountholder Information to such Third Party Vendor;

(iv)         the provisions of Section 13(d) will apply to the Third Party Vendor and any breach of its systems, and Retailer will be responsible for satisfying the obligations of the “Affected Party” in any case in which there has been any actual or threatened breach of such Third Party Vendor’s systems;

(v)         as between Bank and the Third Party Vendor, Bank is and will remain the sole and exclusive owner of all right, title and interest in and to all Accountholder Information;

(vi)         to the extent the Third Party Vendor has access to Accountholder Information in connection with the processing of Card transactions, including through Retailer’s website, it will only use such Accountholder Information for the limited purpose of processing Card transactions, and will not, without the express written consent of Bank, in each instance, commingle any Accountholder Information with any other data or information; and

(vii)         Bank may terminate the functionality of the Cards through any medium operated by a Third Party Vendor at any time upon notice to Retailer if Bank determines that (x) such Third Party Vendor is failing to comply in all material respects with (1) the terms of the Agreement, as applicable to it through this Section 21(u), or (2) applicable law, or (y) allowing the Third Party Vendor to continue to receive or have access to Accountholder Information, including in connection with processing Card transactions, is likely to result in reputational or business harm to Bank.

Bank.

(v)           Bank Compliance.  Not more than once per calendar year, Retailer may request that bank deliver to Retailer a statement of Bank’s internal controls with respect to compliance, testing, oversight, monitoring and auditing.

(w)           [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission].

[Signature Page Follows]

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** Confidential portions have been omitted pursuant to a request for confidential treatment by Haverty Furniture Companies, Inc. pursuant to Rule 24B-2 under the Securities Exchange Act of 1934.

IN WITNESS WHEREOF, Bank and Retailer have caused this Agreement to be executed by their respective officers thereunto duly authorized by all requisite corporate action as of the date first above written.  Each of Bank and Retailer represent and warrant that upon execution by each party, this Agreement will constitute a legal, binding obligation of such party, enforceable against such party in accordance with its terms.

GE CAPITAL RETAIL BANK By: Glenn Marino Its: EVP	HAVERTY FURNITURE COMPANIES, INC. By: /s/ Dennis L. Fink Its: Executive Vice President and Chief Financial Officer

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** Confidential portions have been omitted pursuant to a request for confidential treatment by Haverty Furniture Companies, Inc. pursuant to Rule 24B-2 under the Securities Exchange Act of 1934.

SCHEDULE 6(a)
TO
RETAILER PROGRAM AGREEMENT

Initial Approved Credit-Based Promotions

[**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission]

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** Confidential portions have been omitted pursuant to a request for confidential treatment by Haverty Furniture Companies, Inc. pursuant to Rule 24B-2 under the Securities Exchange Act of 1934.

SCHEDULE 6(e)
TO
RETAILER PROGRAM AGREEMENT

Interest Rate Adjustor Calculation Examples

[**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission]

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** Confidential portions have been omitted pursuant to a request for confidential treatment by Haverty Furniture Companies, Inc. pursuant to Rule 24B-2 under the Securities Exchange Act of 1934.

SCHEDULE 14(b)
TO
RETAILER PROGRAM AGREEMENT

Tangible Net Worth Definitions and Computation

For purposes of determining and calculating Tangible Net Worth under Section 14(b), the following terms have the following meanings:

“GAAP” means generally accepted accounting principles applicable in the United States, consistently applied.

“Intangible Assets” means, with respect to any entity and as of any date of determination, the sum of (a) all of such entity’s assets which should be classified as intangible assets (such as goodwill, patents, trademarks, copyrights, franchises, and deferred charges including unamortized debt discount and research and development costs) in accordance with GAAP, (b) cash held in a sinking or other similar fund established for the purpose of redemption or other retirement of capital stock, and (c) to the extent not already deducted from total assets, reserves for depreciation, depletion, obsolescence or amortization of properties.

“Net Worth” means, with respect to any entity and as of any date of determination, all items which should be included as assets of such entity, less all items which should be included as liabilities of such entity, in each case, determined in accordance with GAAP.

“Tangible Net Worth” means, with respect to any entity and as of any date of determination, the Net Worth of such entity, less the amount of such entity’s Intangible Assets.

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** Confidential portions have been omitted pursuant to a request for confidential treatment by Haverty Furniture Companies, Inc. pursuant to Rule 24B-2 under the Securities Exchange Act of 1934.

SCHEDULE 20(a)
TO
RETAILER PROGRAM AGREEMENT

Methodology for Determining Fair Market Value

[**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission]

DWT 23674867v1 0050741-000512

** Confidential portions have been omitted pursuant to a request for confidential treatment by Haverty Furniture Companies, Inc. pursuant to Rule 24B-2 under the Securities Exchange Act of 1934.

SCHEDULE 21(g)
To
Amended and Restated Retailer Program Agreement
Pre-Approval Process

1.
The following terms and conditions shall apply to any Retailer-Generated Materials Retailer desires to use in connection with the Program as an Approved Template or an Approved Advertisement (in each case as defined below):

a.	Retailer must present to Bank any Retailer-Generated Materials in the form of a full mock-up of the proposed advertisement or template.

b.
Bank will use commercially reasonable efforts to notify Retailer (which may be by email) within five (5) Business Days of Bank’s receipt thereof that the Retailer-Generated Materials submitted to Bank (i) are approved, (ii) are approved, subject to Retailer’s incorporation of Bank’s written comments (without any obligation to re-present for further approval such Retailer-Generated Materials), or (iii) are not approved (and the reasons therefor).  If any Retailer-Generated Materials are rejected by Bank pursuant to the preceding clause (iii), Retailer shall have the right to revise such Retailer-Generated Materials in accordance with Bank’s written directions and re-present them to Bank for reconsideration.

2.
Any Retailer-Generated Materials approved by Bank pursuant to 1.a. and b. above and that meet the following criteria are referred to herein as an “Approved Template”:  (i) such Retailer-Generated Materials will be disseminated or otherwise used in any of the following channels:  (x) print media; (y) online, and/or (z) in-store as signage; and (ii) such Retailer-Generated Materials will be utilized, without revision (except as set forth in clause 2.a. below).  With respect to Approved Templates, the following terms and conditions shall also apply:

a.
Retailer must use the Approved Template exactly in the form of the mock-up reviewed and approved by Bank (including any revisions required by Bank in connection with its review), without revision (other than to reflect revised dates or products (so long as the original Approved Template did not contain product-specific disclosure language)) for the duration of the advertising campaign to which such Approved Template applies.

b.
Any proposed change by Retailer to any Approved Template shall require the further written approval of Bank (and the approval process in 1.a. and b. above shall apply to such proposed revision); provided that if the change is solely with respect to dates or products (and there was no product-specific disclosure language included in the original Approved Template or in the proposed revised Approved Template), then no further review by Bank shall be required.

3.
Any Retailer-Generated Materials approved by Bank pursuant to 1.a and b. above, but that do not meet the criteria for a template as set forth in Paragraph 2 above, are referred to herein as an “Approved Advertisement”.  Retailer must use each Approved Advertisement exactly in the form of the mock-up reviewed and approved by Bank (including any revisions required by Bank in connection with its review), without any revision, for the duration of the advertising campaign to which such Approved Advertisement applies.

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** Confidential portions have been omitted pursuant to a request for confidential treatment by Haverty Furniture Companies, Inc. pursuant to Rule 24B-2 under the Securities Exchange Act of 1934.

SCHEDULE 21(l)
TO
RETAILER PROGRAM AGREEMENT

HAVERTY FURNITURE COMPANIES, INC.
REGISTERED TRADEMARKS

Country	Full Mark	Registration Number and Date	Classes	Goods	Status

United States	HF & DESIGN	2,093,240 9/2/1997 Renewed 09/02/2007	(035)	Retail Store Services In The Field Of Household Furnishings	Registered
United States	HAVERTYS MAKES IT HOME	2,182,529 8/18/1998 Renewed 08/18/2008	(035)	Retail Store Services In The Field Of Household Furnishings	Registered
United States	HF HAVERTYS MAKES IT HOME & DESIGN	2,180,799 8/11/1998 Renewed 08/18/2008	(035)	Retail Store Services In The Field Of Household Furnishings	Registered
United States	HAVERTYS	2,516,767 12/11/2001	(020)	Furniture, mattresses and boxsprings	Registered
United States	HF & DESIGN	2,469,542 7/17/2001	(020)	Furniture, mattresses and box springs	Registered
United States	Havertys Furniture built for life	3,754,093 03/02/2010	(035)	Retail Furniture Stores	Registered
United States	HAVERTYS	3,820,420 07/20/2010	(035)	Retail Store Services	Registered

DWT 23674867v1 0050741-000512

** Confidential portions have been omitted pursuant to a request for confidential treatment by Haverty Furniture Companies, Inc. pursuant to Rule 24B-2 under the Securities Exchange Act of 1934.

APPENDIX A
TO
RETAILER PROGRAM AGREEMENT

Letter of Credit Terms and Conditions

           [**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission]

DWT 23674867v1 0050741-000512

** Confidential portions have been omitted pursuant to a request for confidential treatment by Haverty Furniture Companies, Inc. pursuant to Rule 24B-2 under the Securities Exchange Act of 1934.

EXHIBIT A
To
APPENDIX A
TO
RETAILER PROGRAM AGREEMENT

FORM OF LETTER OF CREDIT

[**Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission]

DWT 23674867v1 0050741-000512